Exhibit 10.1
E. I. DU PONT DE NEMOURS AND COMPANY
STOCK ACCUMULATION AND DEFERRED
COMPENSATION PLAN FOR DIRECTORS
(As last amended, January 1, 2007)
1.	PURPOSE OF THE PLAN

The purpose of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors (the “Plan”) is (1) to further the identity of interests of members of the Board of Directors of E. I. du Pont de Nemours and Company (the “Company”) with those of the Company’s stockholders generally through the grant of time-vested restricted DuPont common stock units payable in cash, and (2) to permit Directors to defer the payment of all or a specified part of their compensation for services performed as Directors.

2.	ELIGIBILITY

Members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates and who do not receive a form of compensation for Board service in lieu of customary Directors’ fees shall be eligible to receive time-vested restricted stock units under the Plan. Members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates shall be eligible under this Plan to defer compensation for services performed as Directors.

3.	ADMINISTRATIONS AND AMENDMENT

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The decision of the Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Board of Directors of the Company reserves the right to modify the Plan from time to time, or to repeal the Plan entirely, provided, however, that (1) no modification of the Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year; and (2) to the extent required under Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), Plan provisions relating to the amount, price and timing of time-vested restricted stock unit grants shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment necessary or desirable to conform to changes in applicable law, including, but not limited to, changes in the Internal Revenue Code.

The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations and take such steps in connection therewith as it deems necessary or advisable.

4.	COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT / CHANGE IN LAW

It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, or its successor, and any regulations promulgated thereunder. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the regulations promulgated thereunder.

The Board of Directors may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

5.	TIME-VESTED RESTRICTED STOCK UNIT GRANTS
a.	Annual Grant: Subject to action by the Board of Directors, and effective upon such date as the Board of Directors may determine, each Director eligible under Article 2 hereof shall be awarded an annual grant of time-vested restricted stock units of the Company payable in cash, with each such grant having a fair market value on date of grant of $115,000. A director elected to the Board at a time after an annual time-vested restricted stock unit grant is made shall, without further action by the Board of Directors, receive a grant of time-vested restricted stock units of the Company payable in cash, with any such grant having a fair market value on the date of grant of $115,000, following his/her first attendance at a Board Meeting. Any such grant shall be subject to the terms and conditions applicable to the annual grant, and shall be effective on the first business day of the month following the month in which the Director attends his/her first Board Meeting. Under no circumstances shall a Director receive more than one time-vested restricted stock unit grant in any calendar year under this Plan.

b.	Restriction Period: For a period as the Board of Directors shall determine, from the effective date of the grant (“restriction period”) grantee may not sell, gift, or otherwise transfer or dispose of any of the units except as described below.

c.	Dividend Equivalents: From time to time, the Board of Directors may attach a dividend equivalent right to the time-vested restricted stock units. Dividend equivalents are an amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in DuPont common stock) payable on the total number of shares represented by the total number of outstanding units in grantee’s account will be allocated to grantee’s account in the form of units based upon the stock price on the dividend payment date. Any dividend units payable on such number of shares will be allocated in the form of whole and fractional units. The stock price shall be the closing price of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange.

d.	Tax Withholding: Grantees may use shares of stock to satisfy withholding taxes relating to the grants under this Plan to the extent provided in terms and conditions established by the Committee.

e.	Termination of Time-Vested Restricted Stock Units: (i) The Board of Directors shall, subject to the provisions of the Plan, determine the rules relating to the rights of a grantee in the event a grantee ceases to be a Director of the Company or in the event of his or her death or disability.

(ii) A grantee shall forfeit all rights under time-vested restricted stock unit awards granted hereunder if the Board of Directors, after a hearing at which the grantee shall be entitled to be present, shall find that the grantee has willfully engaged in any activity harmful to the interest of the Company or any of its subsidiaries or affiliates provided, however, that such time-vested restricted stock units may continue in effect to such extent and under such circumstances as the Board of Directors may determine.

f.	Adjustment: (i) In the event of any stock dividend, split-up, reclassification or other analogous change in capitalization, the Committee shall make such adjustments, in light of the change, as it deems to be equitable, both to the grantee and to the Company, in the number of time-vested restricted stock units. Furthermore, in the event of a distribution to common stockholders other than interim or year-end dividends declared as such by the Board of Directors, the Committee shall make such adjustments, in light of the distribution, as it deems to be equitable, both to the grantee and to the Company, in respect to the item described herein.

(ii) any fractional share units resulting from adjustments made pursuant to this subparagraph shall be eliminated.
6.	ELECTION TO DEFER AND FORM OF PAYMENT

On or before December 31 of any year, a Director may elect to defer, until a specified year or retirement as a Director of the Company, the payment of all or a specified part of all fees payable to the Director for services as a Director during the calendar year following the election in the form of cash or stock units. In addition, as part of such election, a Director shall elect the form of payment (lump sum or annual installments). Any person who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, within thirty days after election to the Board, to defer in the same manner the receipt of the payment of all or a specified part of fees not yet earned for the remainder of that calendar year in the form of cash or stock units. Elections shall be made by written notice delivered to the Secretary of the Committee. All such elections as to deferral and form of payment are irrevocable.

7.	DIRECTORS’ ACCOUNTS

Fees deferred in the form of cash shall be held in the general funds of the Company and shall be credited to an account in the name of the Director. On the first day of each quarter, interest shall be credited to each account calculated on the basis of the cash balance in each account on the first day of each month of the preceding quarter at the Prime Rate of Morgan Guaranty Trust Company of New York (or at such other rate as may be specified by the Committee from time to time) in effect on the first day of each month. Fees deferred in the form of stock units shall be allocated to each Director’s account based on the closing price of the Company’s common stock as reported on the Composite Tape of the New York Stock Exchange (“Stock Price”) on the date the fees would otherwise have been paid. The Company shall not be required to reserve or otherwise set aside shares of common stock for the payment of its obligations hereunder, but shall make available as and when required a sufficient number of shares of common stock to meet the needs of the Plan. An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) payable on the number of shares represented by the number of stock units in each Director’s account will be allocated to each Director’s account in the form of stock units based upon the Stock Price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of stock units. If adjustments are made to outstanding shares of common stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment shall also be made in the number of stock units in a Director’s account. Stock units shall not entitle any person to rights of a stockholder unless and until shares of Company common stock have been issued to that person with respect to stock units as provided in Article 8.

8.	PAYMENT FROM DIRECTORS’ ACCOUNTS

The aggregate amount of deferred fees, together with interest and dividend equivalents accrued thereon, shall be paid in accordance with the deferral and form of payment election made by the Director under paragraph 6. Amounts deferred to a specified year shall only be paid in a lump sum and shall be paid promptly at the beginning of that specified year. Amounts deferred to retirement payable in a lump sum shall be paid, promptly at the beginning of the calendar year following a Director’s retirement. Installment payments with respect to amounts deferred to retirement shall be paid promptly at the beginning of the calendar year after a Director’s retirement and promptly after the beginning of each succeeding calendar year until the entire amount credited to the Director’s account shall have been paid. With respect to directors fees, amounts credited to a Director’s account in cash shall be paid in cash and amounts credited in stock units shall be paid in one share of common stock of the Company for each stock unit, except that a cash payment will be made with any final installment for any fraction of a stock unit remaining in the Director’s account. Such fractional share shall be valued at the closing Stock Price on the date of settlement. Restricted Stock Units that have been deferred shall be paid in cash, each unit to equal the value of one share of DuPont common stock based on the average of the high and low prices of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

9.	PAYMENT IN EVENT OF DEATH

A Director may file with the Secretary of the Committee a written designation of a beneficiary for his or her account under the Plan on such form as may be prescribed by the Committee, and may, from time to time, amend or revoke such designation. If a Director should die before all deferred amounts credited to the Director’s account have been distributed, the balance of any deferred fees and interest and dividend equivalents then in the Director’s account shall be paid promptly to the Director’s designated beneficiary. If the Director did not designate a beneficiary, or in the event that the beneficiary designated by the Director shall have predeceased the Director, the balance in the Director’s account shall be paid promptly to the Director’s estate.

10.	NONASSIGNABILITY

During a Director’s lifetime, the right to any time-vested restricted stock units, or the right to any deferred fees, including interest and dividend equivalents thereon, shall not be transferable or assignable, except as may otherwise be provided in rules established by the Committee.

11.	GOVERNING LAW

The validity and construction of the Plan shall be governed by the laws of the State of Delaware.

12.	EFFECTIVE DATE

This Plan shall become effective as of January 1, 1996, provided it is approved by stockholders at the Company’s 1996 Annual Meeting, and shall continue in full force and effect until terminated by the Board of Directors.